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                                    SEC File Number               0-3338
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                 --------------

                                   FORM 12b-25

                                 --------------

                           NOTIFICATION OF LATE FILING



(Check One):
|X|Form 10-K  | |Form 20-F  | |Form 11-K  | |Form 10-Q  | |Form N-SAR

             For Period Ended:  July 31, 1998
             [  ] Transition Report on Form 10-K
             [  ] Transition Report on Form 20-F
             [  ] Transition Report on Form 11-K
             [  ] Transition Report on Form 10-Q
             [  ] Transition Report on Form N-SAR
             For the Transition Period Ended:
                                              ------------------------------

--------------------------------------------------------------------------------
             Read Instruction (on next page) Before Preparing Form.
                              Please Print or Type.
            NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE
            COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
--------------------------------------------------------------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

--------------------------------------------------------------------------------
PART I - REGISTRANT INFORMATION

REGENT GROUP INC.
---------------------------------------------------------
Full Name of Registrant


---------------------------------------------------------
Former Name if Applicable


477 MADISON AVE., SUITE 701
---------------------------------------------------------
Address of Principal Executive Office (Street and Number)


NEW YORK, NY  10022
---------------------------------------------------------
City, State and Zip Code


PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

|X| (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

|X| (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period. (Attach Extra Sheets If Needed.)

          INFORMATION FROM THE REGISTRANT'S FORMER SUBSIDIARY WAS NOT RECEIVED ON A TIMELY BASIS.


                                      2-70       (ATTACH EXTRA SHEETS IF NEEDED)
                                                                SEC 1344 (11-91)

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

          MARVIN E. GREENFIELD           (212)                    207-4560
          --------------------         -----------           ------------------
                 (Name)                (Area Code)           (Telephone Number)

(2)       Have all other  periodic  reports  required  under
          Section 13 or 15(d) of the Securities Exchange Act
          of 1934 or  Section 30 of the  Investment  Company
          Act of 1940 during the preceding 12 months (or for
          such  shorter   period  that  the  registrant  was
          required  to file such  reports)  been  filed?  If
          answer is no, identify report(s).                      |X| Yes | | No

          ----------------------------------------------------------------------

(3)       Is it anticipated  that any significant  change in
          results  of  operations  from  the   corresponding
          period for the last fiscal year will be  reflected
          by the earnings  statements  to be included in the
          subject report or portion thereof?                     | | Yes |X| No

          If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

--------------------------------------------------------------------------------


                               REGENT GROUP INC.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: 10/28/98                             By: /s/ MARVIN E. GREENFIELD
      --------                                 ------------------------


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

   --------------------------------ATTENTION----------------------------------
   INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                        VIOLATIONS (SEE 18 U.S.C. 1001).
   ---------------------------------------------------------------------------


                              GENERAL INSTRUCTIONS


1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 25049, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on Form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.



                                      2-71